Filed Pursuant to Rule 433
Dated May 23, 2016
Registration Statement No. 333-196003

3M Company
Medium-Term Notes, Series F
€500,000,000 0.375% Notes due 2022

€500,000,000 1.500% Notes due 2031

Summary of Terms

0.375% Notes due 2022

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered Fixed Rate Notes

Principal Amount:	€500,000,000

Trade Date:	May 23, 2016

Settlement Date:	May 31, 2016 (T+5)

Maturity Date:	February 15, 2022
Coupon:	0.375% per annum

Interest Payment Dates:	Payable annually on the 15th day of February, beginning February 15, 2017 (short first coupon)

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	Actual/Actual (ICMA)

Benchmark Government Security:	DBR 2.000% due January 4, 2022

Benchmark Government Security Yield:	-0.296%

Re-offer Spread to Benchmark:	+ 74.8 bps

Re-offer Yield:	0.452%

Mid-Swap Yield:	0.102%

Spread to Mid-Swap Yield:	+ 35 bps

Price to Public:	99.567%

Gross Proceeds:	€497,835,000

Currency of Payment:	Euro

Payment of Additional Interest:	Yes, as provided in the preliminary pricing supplement dated May 23, 2016 (the “Preliminary Pricing Supplement”).

Optional Redemption Provision:	Yes, make-whole call prior to November 15, 2021 (T+12.5 bps) (three months prior to the Maturity Date) and par call on or thereafter, in each case as provided in the Preliminary Pricing Supplement.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the notes on the NYSE.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP / ISIN / Common Code:	88579Y AS0 / XS1421914745 / 142191474

Joint Book-Running Managers:	Barclays Bank PLC Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

1.500% Notes due 2031

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered Fixed Rate Notes

Principal Amount:	€500,000,000

Trade Date:	May 23, 2016

Settlement Date:	May 31, 2016 (T+5)

Maturity Date:	June 2, 2031
Coupon:	1.500% per annum

Interest Payment Dates:	Payable annually on the 2nd day of June, beginning June 2, 2017 (long first coupon)

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	Actual/Actual (ICMA)

Benchmark Government Security:	DBR 5.500% due January 4, 2031

Benchmark Government Security Yield:	0.445%

Re-offer Spread to Benchmark:	+ 109.6 bps

Re-offer Yield:	1.541%

Mid-Swap Yield:	0.941%

Spread to Mid-Swap Yield:	+ 60 bps

Price to Public:	99.454%

Gross Proceeds:	€497,270,000

Currency of Payment:	Euro

Payment of Additional Interest:	Yes, as provided in the preliminary pricing supplement dated May 23, 2016 (the “Preliminary Pricing Supplement”).

Optional Redemption Provision:	Yes, make-whole call prior to March 2, 2031 (T+20 bps) (three months prior to the Maturity Date) and par call on or thereafter, in each case as provided in the Preliminary Pricing Supplement.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the notes on the NYSE.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP / ISIN / Common Code:	88579Y AT8 / XS1421915049 / 142191504

Joint Book-Running Managers:	Barclays Bank PLC Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at +1-888-603-5847, Credit Suisse Securities (Europe) Limited toll-free at +1-800-221-1037 and Deutsche Bank AG, London Branch toll-free at +1-800-503-4611.